Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information

Contact: Terry Thomas

Terry George

(614) 356-5000

Dominion Homes Reports Increase in Quarterly Sales

DUBLIN, Ohio - July 7, 2005 - Dominion Homes, Inc. (NASDAQ: DHOM) reported that home sales for the three months ended June 30, 2005 increased 28% to 655 homes compared to 510 home sales for the three months ended June 30, 2004. The sales value of the homes sold in the second quarter of 2005 increased 24% to $123.1 million compared to $98.9 million for the second quarter of 2004. Included in both sales and closings for the second quarter 2005 are 20 model homes, with a sales value of $3.2 million, which the Company leased back for use as sales models.

The Company closed 548 homes during the three months ended June 30, 2005 compared to 778 homes for the same period a year ago, a 30% decrease. The Company had a backlog at June 30, 2005 of 887 sales contracts, with a sales value of $177.1 million, compared to 1,067 sales contracts in backlog at June 30, 2004, with a sales value of $216.4 million. The decrease in both homes closed and sales contracts in backlog at June 30, 2005 reflect the slowdown in home sales experienced in the Company’s markets that began during the second quarter of 2004.

The Company will announce its second quarter 2005 financial results on August 4, 2005 after the market closes and will host a conference call on August 5, 2005 at 10:00 a.m. Eastern Time. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 60 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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